Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-93403, No. 333-38114, No. 333-85392) of Ascendant Solutions, Inc. of our report dated March 26, 2004, relating to the consolidated financial statements as of December 31, 2003 and for the year then ended, which appear in this Form 10-K.

/s/ BDO Seidman, LLP

BDO Seidman, LLP
Dallas, Texas
April 12, 2006